Exhibit 99.2

CONSTELLATION BRANDS ANNOUNCES COMPLETION OF PREVIOUSLY ANNOUNCED ELIMINATION OF CLASS B COMMON STOCK

VICTOR, N.Y., Nov. 10, 2022 – Constellation Brands (NYSE: STZ), a leading beverage alcohol company, announced today that it completed the previously announced reclassification transaction and eliminated its Class B Common Stock. Trading in the Class B Common Stock will cease after the markets close today, at which time Constellation’s publicly listed stock will consist solely of Class A Common Stock.

In connection with completing the transaction, the company has deposited for distribution the $64.64 per share cash consideration, or approximately $1.5 billion in aggregate, to holders of Class B Common Stock. Financing for the cash payment was provided through funding of the previously announced delayed draw term loan credit agreement and Constellation’s existing commercial paper program. The interest expense associated with this financing is expected to be $80 - $90 million on an annual basis based on current market rates. Giving effect to the interest expense associated with the financing, the company now expects interest expense for fiscal 2023 to be approximately $390 - $400 million. As part of the delayed draw term loan agreement, Constellation has the right to prepay the borrowing in whole or in part, without premium or penalty, ahead of its three-year maturity date.

In addition, upon completion of the transaction, Robert and Richard Sands, who previously served as Executive Chairman of the Board and Executive Vice Chairman of the Board, respectively, retired from their executive positions with Constellation. As a result of the retirement of Robert and Richard Sands from their executive positions, Constellation expects to realize an estimated $15 - $20 million in pretax annual compensation savings. The company anticipates to initially attain $15 million of these annual savings in fiscal 2024 and to reach the estimated $15 - $20 million in run-rate savings within three years of the reclassification transaction as certain benefits accessible by Robert and Richard Sands are terminated.

Additional details with respect to the reclassification and related matters will be described in filings to be made by Constellation today with the Securities and Exchange Commission.

ABOUT CONSTELLATION BRANDS

At Constellation Brands (NYSE: STZ), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi, and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to future plans and objectives of management and Constellation’s Board of Directors, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur.

The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this press release and Constellation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Statements in this communication regarding Constellation and the reclassification transaction that are forward-looking, including projected costs and expenses, estimated cost savings, and the cessation of trading of the Class B Common Stock, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Constellation’s control. These factors include, among other things, (1) the ability to recognize the anticipated benefits of the reclassification, (2) Constellation’s ability to execute successfully its strategic plans, and (3) the effect of the consummation of the reclassification on the market price of the capital stock of Constellation. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks that could cause actual future performance or events to differ from current expectations can be found in Constellation’s filings with the Securities and Exchange Commission, including the risk factors discussed in Constellation’s most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2022 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2022.

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MEDIA CONTACTS	INVESTOR RELATIONS CONTACT

Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com